RESULTS OF SHAREHOLDER MEETING
PHOENIX INVESTMENT SERIES FUND
October 31, 2006
(Unaudited)

 At a special meeting of shareholders of Phoenix Investment Series Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:


To elect eleven Trustees to
serve on the Board of
Trustees until the next
meeting of shareholders at
which Trustees are elected

                               For          Against

E. Virgil Conway          231,413,453      6,039,206
Harry Dalzell-Payne       230,057,616      7,395,043
Daniel T. Geraci          231,572,357      5,880,303
Francis E. Jeffries       231,279,608      6,173,051
Leroy Keith, Jr           231,385,382      6,067,278
Marilyn E. LaMarche       230,193,464      7,259,196
Philip R. McLoughlin.     231,481,088      5,971,572
Geraldine M. McNamara     231,527,788      5,924,871
James M. Oates            231,592,273      5,860,386
Richard E. Segerson       231,507,980      5,944,680
Ferdinand L. J. Verdonck  231,380,776      6,071,884



To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Trusts

             For           Against          Abstain

          229,723,385     3,178,807        4,550,467




RESULTS OF SHAREHOLDER MEETING
PHOENIX INVESTMENT SERIES FUND
November 21, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Global Utilities Fund and Phoenix Income & Growth Fund (each a "Fund"), series of Phoenix Investment Series Fund (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:

Number of Eligible Units Voted:


To approve a proposal to permit Phoenix Investment
Counsel, Inc. to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval

            FOR        AGAINST        ABSTAIN         BROKER NON-VOTES

Phoenix Global Utilities Fund
          1,312,372      15,454       51,100             87,183

Phoenix Income & Growth Fund
         17,161,760     1,236,876    785,807          5,281,631

To approve the amendment of fundamental restrictions of the Fund with respect to loans

Phoenix Global Utilities Fund
          1,320,886       6,895      51,145              87,183

Phoenix Income & Growth Fund
         16,940,809     1,383,095    860,539            5,281,631

To approve a proposal to reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental

Phoenix Income & Growth Fund
        16,870,187     1,476,601     837,654             5,281,631